Exhibit 99.1
CONTACT:
Bell Industries, Inc.
Kevin Thimjon, President and Chief Financial Officer
317-704-6000
BELL INDUSTRIES COMPLETES SALE OF SKYTEL DIVISION FOR $7.5 MILLION
— Amends Asset Purchase Agreement to Accelerate Cash Proceeds —
— Amends Conversion Price on Convertible Note to $0.20 Per Share —
     INDIANAPOLIS — June 16, 2008 — Bell Industries, Inc. (BIUI.PK) today announced it has completed the sale of its SkyTel division to Velocita Wireless LLC for total consideration of $7.5 million, comprised of $3.0 million in cash at closing, $3.0 million in cash 30 days after closing and a deferred payment of $1.5 million to be paid one year after closing. The company and Velocita recently amended the terms of the asset purchase agreement originally entered into on March 30, 2008 to accelerate the cash proceeds in exchange for reducing the total consideration to $7.5 million from $8.0 million.
     The SkyTel business is comprised of its wireless data and messaging services, including email, interactive two-way messaging, wireless telemetry services and traditional text and numeric paging operations. The proceeds from the sale will be used to pay down any outstanding balances on Bell’s revolving credit facility and provide working capital for the company’s continuing operations.
     Velocita Wireless LLC, a provider of custom wireless machine-to-machine data delivery solutions for businesses and government, will continue to provide paging and telemetry services to SkyTel’s customers through SkyTel’s existing wireless network from SkyTel’s headquarters in Clinton, Mississippi.
     As a result of the closing, Bell has now completely divested the assets of the SkyTel business that Bell acquired from Verizon Communications in January 2007. In February 2008, Bell sold SkyTel’s automated vehicle location business for $7.0 million, and in October 2007 Bell sold certain stock ownership interests in entities that owned wireless licenses for $13.5 million (approximately $1 million of which was deferred until April 2009.) The aggregate impact of these three divestitures resulted in a book loss of approximately $4 million.
     “We are pleased to complete the SkyTel sale and to have amended the sale agreement to accelerate the timeframe for receiving the cash consideration,” said Kevin J. Thimjon, president and chief financial officer of Bell. “We can now focus our full attention on Bell’s Technology Solutions Group and Recreational Products Group.”
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Bell Industries, Inc.
2-2-2

     In connection with closing the SkyTel sale, Bell agreed to an amendment to the terms of its $11.1 million convertible note payable to Newcastle Partners (“Newcastle”), one of the company’s secured lenders.
     The amendment reduces the conversion price of the note to $0.20 per share from $3.81 per share and lowers the interest rate on the note to 4% from 8%. The company is required to seek shareholder approval of an amendment to its articles of incorporation to increase its authorized common shares to allow for full conversion of the note. If such approval is obtained, the Newcastle note will be convertible into shares representing an approximate 87% ownership in Bell Industries. The company also has a limited prepayment right to prepay the entire amended note within 90 days of issue.
     In addition, so long as (a) Newcastle has beneficial ownership of more than 50% of the company’s outstanding common shares or (b) greater than 50% of the outstanding principal on the note remains outstanding, Bell agrees to appoint to its board such number of director designees of Newcastle equal to 50% of the then outstanding members of the board, or, if the number of members of the board is an odd number, such number of designees of Newcastle that is the lowest integer greater than 50% of the then outstanding members.
     As previously disclosed, Bell Industries formed an independent, special committee of its board of directors, comprised of directors unaffiliated with Newcastle, to approve the terms of the amendment and the related transactions with Newcastle. In connection with approving the transactions with Newcastle, the special committee received a fairness opinion from an independent financial advisor.
About Bell Industries
     Upon completion of the sale of the SkyTel division, Bell Industries is comprised of two operating units, Bell’s Technology Solutions business and its Recreational Products Group. The company’s Technology Solutions business offers a comprehensive portfolio of customizable and scalable technology solutions ranging from managed technology services to reverse logistics and mobile/wireless solutions. The Recreational Products Group is a wholesale distributor of aftermarket parts and accessories for the recreational vehicles and other leisure-related vehicle markets, including marine, snowmobile, cycle and ATV.
Forward Looking Statements
     This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These are based upon our current expectations and speak only as of the date hereof. Actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the industry, including changing customer demand, the impact of competitive products and pricing, shareholder approval of an amendment to the company’s articles of incorporation to allow for full conversion of the outstanding note with Newcastle partners, dependence on existing management and general economic conditions. Bell Industries’ Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect the company’s business, results of operations and financial condition. Management undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
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